EXHIBIT 12.1


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                                                            QUARTER
                                                             ENDED                   YEARS ENDED AUGUST 31,
                                                            NOVEMBER    -----------------------------------------------------
                                                            30, 2003      2003       2002       2001       2000       1999
                                                            --------      ----       ----       ----       ----       ----
Pretax income from continuing operations, as reported       $    809    $ 45,117   $ 22,910   $ 40,772   $ 47,533   $ 57,410

Adjustments:
  Fixed charges                                                4,603      22,249     34,022     50,176     38,488     42,051
  Reclassify loss on early extinguishment of                                                              (24,600)
    debt out of extraordinary
                                                            -----------------------------------------------------------------
Pretax income from continuing operations, as adjusted          5,412      67,366     56,932     90,948     61,421     99,461



Fixed charges:
  Interest expense, net                                        4,391      21,430     32,723     49,199     37,670     41,181
  Interest income                                                 27         145        726        448        158         36
  Interest component of rent expense                             185         674        573        529        660        834
                                                            -----------------------------------------------------------------
                                                               4,603      22,249     34,022     50,176     38,488     42,051

EARNINGS TO FIXED CHARGES RATIO                                  1.2         3.0        1.7        1.8        1.6        2.4

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